Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 1 TO
TERM LOAN AGREEMENT

AMENDMENT NO. 1 TO TERM LOAN AGREEMENT, dated as of August 6, 2014 (this “First Amendment”), to the Term Loan Agreement, dated as of July 12, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among Colt Defense LLC (the “Parent”), each subsidiary of Parent listed as a “Borrower” on the signature pages thereto (together with Parent, each a “Borrower” and, collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (each a “Guarantor” and, collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), and Cortland Capital Market Services LLC, as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, if any, “Agent”).

WHEREAS, the Loan Parties have requested that Agent and the Lenders amend certain terms and conditions of the Credit Agreement; and

WHEREAS, Agent and the Lenders are willing to amend such terms and conditions of the Credit Agreement on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.              Definitions.  All terms used herein that are defined in the Credit Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

2.              Existing Definitions.  Schedule 1.1 of the Credit Agreement is hereby amended as follows:

(a)                                 The definition of “Applicable Prepayment Premium” is hereby amended in its entirety to read as follows:

“‘Applicable Prepayment Premium’ means, as of any date of determination, an amount equal to (a) during the period on and after the Closing Date up to and including July 31, 2016, 6.00% times the outstanding principal balance of the Term Loan to be prepaid on such date (or if the Term Loan is being prepaid in full, the outstanding principal balance of the Term Loan on the date immediately prior to the date of determination) and (b) thereafter, zero.”

(b)                                 Clause (b) of the definition of “Permitted Dispositions” is hereby amended in its entirety to read as follows:

“(b)                           sales of Inventory to buyers in the ordinary course of business and the consignment of Inventory to the Government of the United Mexican States in the ordinary course of business pursuant to a written agreement (the “DCAM Consignment”); provided, that, the maximum value of Inventory at the Government of the United Mexican States at any one time shall not exceed $2,000,000,”

3.              New Definitions.  Schedule 1.1 of the Credit Agreement is hereby amended as follows:

(a)                                 The definition of the term “First Amendment” is hereby inserted, in appropriate alphabetical order, to read as follows:

“‘First Amendment’ means Amendment No. 1 to Term Loan Agreement, dated as of August 6, 2014, by and among the Loan Parties and Agent on behalf of the Lenders.”

(b)                                 The definition of the term “First Amendment Effective Date” is hereby inserted, in appropriate alphabetical order, to read as follows:

“‘First Amendment Effective Date’ means the “First Amendment Effective Date” under and as defined in the First Amendment.”

(c)                                  The definition of the term “First Amendment Fee” is hereby inserted, in appropriate alphabetical order, to read as follows:

“‘First Amendment Fee’ has the meaning specified therefor in the First Amendment.”

4.              Term Loan and Terms of Payment.  The proviso at the end of Section 2.2(c) of the Credit Agreement is hereby amended in its entirety to read as follows:

“; provided, that, (i) notwithstanding the foregoing, Borrowers shall have the option (but not the obligation) to pay the installments due and payable on September 30, 2014, December 31, 2014 and March 31, 2015 (for the avoidance of doubt, to the extent that Borrowers elect to make any such payment, such payment shall constitute an installment under this Section 2.2(c) and shall not be subject to any Applicable Prepayment Premium), and (ii) the outstanding unpaid principal balance of, and all accrued and unpaid interest on, the Term Loan shall be due and payable on the earlier of (A) the Maturity Date and (B) the date of the acceleration of the Term Loan in accordance with the terms hereof.  Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed.  All principal of, interest on, and other amounts payable in respect of the Term Loan shall constitute Obligations hereunder.”

5.              Interest Rate: Rate, Payments, and Calculations.  Notwithstanding anything to the contrary in Section 2.6 of the Credit Agreement or any other provision of the Credit Agreement, interest due and payable on the Obligations, commencing with such interest due and payable, in arrears, on October 1, 2014, shall include interest on the increased principal amount of the Term Loan resulting from the capitalization of the First Amendment Fee pursuant to the First Amendment as if such increase occurred on July 1, 2014.

6.              Financial Covenants.  Sections 7(a), (b) and (c) of the Credit Agreement are hereby amended in their entirety to read as follows:

“(a)                           Minimum EBITDA.  Achieve Consolidated EBITDA, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$40,000,000	For the 4 quarter period ending September 30, 2013
$40,000,000	For the 4 quarter period ending December 31, 2013
$40,000,000	For the 4 quarter period ending March 31, 2014
$30,000,000	For the 4 quarter period ending December 31, 2014
$40,000,000	For the 4 quarter period ending March 31, 2015
$42,500,000	For the 4 quarter period ending June 30, 2015
$42,500,000	For the 4 quarter period ending September 30, 2015
$45,000,000	For the 4 quarter period ending December 31, 2015
$45,000,000	For the 4 quarter period ending March 31, 2016
$50,000,000	For the 4 quarter period ending June 30, 2016
$50,000,000	For the 4 quarter period ending September 30, 2016

(b)                                 Fixed Charge Coverage Ratio.  Have a Fixed Charge Coverage Ratio, measured on a quarter-end basis, of at least the applicable ratio set forth in the following table for the applicable period set forth opposite thereto:

Applicable Ratio	Applicable Period
0.90:1.00	For the 4 quarter period ending September 30, 2013
0.90:1.00	For the 4 quarter period ending December 31, 2013
0.90:1.00	For the 4 quarter period ending March 31, 2014

Applicable Ratio	Applicable Period
0.75:1.00	For the 4 quarter period ending December 31, 2014
0.90:1.00	For the 4 quarter period ending March 31, 2015
0.90:1.00	For the 4 quarter period ending June 30, 2015
0.95:1.00	For the 4 quarter period ending September 30, 2015
0.95:1.00	For the 4 quarter period ending December 31, 2015
0.95:1.00	For the 4 quarter period ending March 31, 2016
0.95:1.00	For the 4 quarter period ending June 30, 2016
0.95:1.00	For the 4 quarter period ending September 30, 2016

(c)                                  Secured Leverage Ratio.  Have a Secured Leverage Ratio, measured on a quarter-end basis, of not greater than the applicable ratio set forth in the following table for the applicable period set forth opposite thereto:

Applicable Ratio	Applicable Period
1.20:1.00	For the 4 quarter period ending September 30, 2013
1.20:1.00	For the 4 quarter period ending December 31, 2013
1.20:1.00	For the 4 quarter period ending March 31, 2014
1.50:1.00	For the 4 quarter period ending December 31, 2014
1.10:1.00	For the 4 quarter period ending March 31, 2015
1.00:1.00	For the 4 quarter period ending June 30, 2015

Applicable Ratio	Applicable Period
1.00:1.00	For the 4 quarter period ending September 30, 2015
1.00:1.00	For the 4 quarter period ending December 31, 2015
0.90:1.00	For the 4 quarter period ending March 31, 2016
0.90:1.00	For the 4 quarter period ending June 30, 2016
0.80:1.00	For the 4 quarter period ending September 30, 2016”

7.              Limited Consent.

(a)                                 Subject to the satisfaction of the conditions to effectiveness set forth in Section 10 herein, as of the First Amendment Effective Date, Agent and the Lenders hereby consent to the extension to September 13, 2014 of each of the deadlines by which the Loan Parties are required to deliver to Agent the financial statements, Compliance Certificates and report described in Section 5.1 and Schedule 5.1(a), (b), (c), (d) and (e) of the Credit Agreement for the fiscal month and fiscal quarter ending June 30, 2014.  Each Loan Party hereby acknowledges and agrees that it shall be an immediate Event of Default under the Credit Agreement if such financial statements, Compliance Certificates and report are not delivered to Agent on or prior to September 13, 2014.

(b)                                 The consent in this Section 7 shall be effective only in this specific instance and for the specific purpose set forth herein and do not allow for any other or further departure from the terms and conditions of the Credit Agreement or any other Loan Document, which terms and conditions shall continue in full force and effect.

8.              Amendment Fee.  Borrowers agree to pay a fee of $475,000 (the “First Amendment Fee”) in connection with the First Amendment, which fee shall be earned in full and due and payable on the First Amendment Effective Date.  The First Amendment Fee shall be capitalized and paid-in-kind by being added to the outstanding principal balance of the Term Loan on the First Amendment Effective Date.

9.              Representations and Warranties.  Each Loan Party hereby represents and warrants to Agent and the Lenders as follows:

(a)                                 Representations and Warranties; No Event of Default.  After giving effect to this First Amendment, (i) each of the representations and warranties of the Loan Parties contained in this First Amendment, the Credit Agreement and in any other Loan Document are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Change in the text thereof) on and as of the First Amendment Effective Date, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Change in the text thereof) as of such earlier date) and (ii) no Default or Event of Default has occurred and is continuing as of the First Amendment Effective Date or would result from this First Amendment becoming effective in accordance with its terms.

(b)                                 Organization, Good Standing, Etc.  Each Loan Party is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change.

(c)                                  Authorization, No Conflict, Etc.

(i)                                     The execution, delivery, and performance by each Loan Party of this First Amendment and the other Loan Documents to which it is a party, and the performance by it of the Credit Agreement, as amended hereby, have been duly authorized by all necessary action on the part of such Loan Party.

(ii)                                  The execution, delivery, and performance by each Loan Party of this First Amendment and the other Loan Documents to which it is a party, and the performance by it of the Credit Agreement, as amended hereby, do not and will not (A) violate any provision of federal, state, or local law or regulation applicable to any Loan Party, the Governing Documents of any Loan Party, any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party, or any material governmental approvals, permits, licenses, authorizations, entitlements or accreditations of any Loan Party, (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contract of any Loan Party, (C) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Loan Party, other than Agent’s Liens, or (D) require any approval of any Loan Party’s interest holders or any approval or consent of any Person under any material contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect.

(iii)                               The execution, delivery, and performance by each Loan Party of this First Amendment and the other Loan Documents to which such Loan Party is a party, and the performance by it of the Credit Agreement, as amended hereby, do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

(iv)                              This First Amendment and the other Loan Documents to which each Loan Party is a party, the Credit Agreement, as amended hereby, and all other documents contemplated hereby and thereby, when executed and delivered by such Loan Party will be the legally valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

10.       Conditions to Effectiveness.  This First Amendment shall become effective only upon satisfaction in full, in a manner satisfactory to Agent and the Lenders, of the following conditions precedent (the first date upon which all such conditions shall have been satisfied being hereinafter referred to as the “First Amendment Effective Date”):

(a)                                 Agent and each of the Lenders shall have executed this First Amendment and shall have received counterparts thereto, executed and delivered by each Loan Party.

(b)                                 Borrowers shall have paid the First Amendment Fee and all Lender Group Expenses which were incurred prior to the First Amendment Effective Date in connection with the transactions evidenced by this First Amendment, the Credit Agreement and the other Loan Documents.

(c)                                  All other documents and legal matters in connection with the transactions contemplated by this First Amendment shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to Agent.

11.       Continued Effectiveness of the Credit Agreement and Other Loan Documents.  Each Loan Party hereby (a) acknowledges and consents to this First Amendment, (b) confirms and agrees that the Credit Agreement and each other Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the First Amendment Effective Date, all references in any such Loan Document to “the Credit Agreement”, the “Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this First Amendment, and (c) confirms and agrees that, to the extent that any such Loan Document purports to assign or pledge to Agent, for the benefit of Agent and the Lenders, or to grant to Agent, for the benefit of Agent and the Lenders, a security interest in or Lien on any Collateral as security for the Obligations of the Loan Parties from time to time existing in respect of the Credit Agreement (as amended hereby) and the other Loan Documents, such pledge, assignment and/or grant of the security interest or Lien is hereby ratified and confirmed in all respects.  This First Amendment does not and shall not affect any of the obligations of the Loan Parties, other than as expressly provided herein, including, without limitation, the Loan Parties’ obligations to repay all loans and advances in accordance with the terms of Credit Agreement or the obligations of the Loan Parties under any Loan Document to which they are a party, all of which obligations shall remain in full force and effect.  Except as expressly provided herein, the execution, delivery and effectiveness of this First Amendment shall not operate as a waiver of any right, power or remedy of Agent or any Lender under the Credit Agreement or any other Loan Document nor constitute a waiver of any provision of the Credit Agreement or any other Loan Document.

12.       No Novation.  Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under the Credit Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby.

13.       No Representations by Agent or Lenders.  Each Loan Party hereby acknowledges that it has not relied on any representation, written or oral, express or implied, by Agent or any Lender, other than those expressly contained herein, in entering into this First Amendment.

14.       Release.  Each Loan Party hereby acknowledges and agrees that:  (a) neither it nor any of its Subsidiaries has any claim or cause of action against Agent or any Lender (or any of the directors, officers, employees, agents, attorneys or consultants of any of the foregoing) and (b) Agent and the Lenders have heretofore properly performed and satisfied in a timely manner all of their obligations to the Loan Parties, and all of their Subsidiaries and Affiliates.  Notwithstanding the foregoing, Agent and the Lenders wish (and the Loan Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of their rights, interests, security and/or remedies.  Accordingly, for and in consideration of the agreements contained in this First Amendment and other good and valuable consideration, each Loan Party (for itself and its Subsidiaries and Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release, waive and forever discharge Agent and the Lenders, together with their respective Affiliates, and each of the directors, officers, employees, agents, attorneys and consultants of each of the foregoing (collectively, the “Released Parties”), from any and all debts, claims, allegations, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done, in each case, on or prior to the First Amendment Effective Date directly arising out of, connected with or related to this First Amendment, the Credit Agreement or any other Loan Document, or any act, event or transaction related or attendant thereto, or the agreements of Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of any Loan Party, or the making of any loans or other advances, or the management of such loans or other advances or the Collateral.  Each Loan Party represents and warrants that it has no knowledge of any claim by any Releasor against any Released Party or of any facts or acts or omissions of any Released Party which on the date hereof would be the basis of a claim by any Releasor against any Released Party which would not be released hereby.

15.       Further Assurances. The Loan Parties shall execute any and all further documents, agreements and instruments, and take all further actions, as may be required under applicable law or as Agent may reasonably request, in order to effect the purposes of this First Amendment.

16.       Miscellaneous.

(a)                                 This First Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this First Amendment by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart of this First Amendment.

(b)                                 Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this First Amendment for any other purpose.

(c)                                  This First Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

(d)                                 Each Loan Party hereby acknowledges and agrees that this First Amendment constitutes a “Loan Document” under the Credit Agreement.  Accordingly, it shall be an immediate Event of Default under the Credit Agreement if (i) any representation or warranty made by any Loan Party under or in connection with this First Amendment shall have been incorrect in any respect when made or deemed made, or (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in this First Amendment.

(e)                                  Any provision of this First Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed and delivered as of the date first written above.

COLT DEFENSE LLC, as a Borrower

By:
Name:
Title:

COLT FINANCE CORP., as a Borrower

By:
Name:
Title:

NEW COLT HOLDING CORP., as a Borrower

By:
Name:
Title:

COLT’S MANUFACTURING COMPANY LLC, as a Borrower

By:
Name:
Title:

COLT DEFENSE TECHNICAL SERVICES LLC, as a Guarantor

By:
Name:
Title:

COLT CANADA CORPORATION, as a Borrower

By:
Name:
Title:

COLT INTERNATIONAL COÖPERATIEF U.A., as a Guarantor

By:
Name:
Title:

CORTLAND CAPITAL MARKET SERVICES LLC, as Agent

By:
Name:
Title: